Exhibit 99.3

Behringer Harvard REIT I, Inc.

2008

Q 1

FIRST QUARTER REPORT SUMMARY

Westway One

Houston, TX

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

INVESTOR INFORMATION

For additional information about

Behringer Harvard and its real estate programs,

please contact us at 866.655.3650.

Commentary & Highlights

We are pleased to send the REIT’s newly redesigned Quarterly Report that includes property updates and market information. We hope that you find this new report beneficial.

REIT Expands Office Presence in Houston Market

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Westway One was acquired by the REIT in January. This newly constructed three-story office building is an approximately 143,000-square-foot office property in the Northwest submarket of Houston, Texas. Situated on a nine-acre site at 11210 Equity Drive, Westway One is part of a master-planned commercial development called Westway Business Park. The building was completed in November 2007.

•

Westway One and Three Eldridge Place (highlighted inside) are both pre-certified LEED CS at the Silver Level. “LEED” is the Leadership in Energy and Environmental Design Green Building Rating System, developed by the U.S. Green Building Council, which provides a suite of standards for environmentally sustainable construction. Westway One’s LEED Silver designation reflects the building’s achievement in sustainable design and construction for its core and shell.

•

CoStar reported that Houston’s average rental rates for all office space was $23.27 per square foot per year at the end of the first quarter 2008. This reflects a 4.8 percent increase in average rental rates from the end of the fourth quarter 2007, when rents were reported at $22.21 per square foot.

Financial Statements

•

At the end of the first quarter the REIT was invested in 75 office properties, as compared to investments in 36 office properties for the same quarter one year ago. As a result, significant financial changes are reflected in the quarter-over-quarter comparisons. As we integrate the IPC US REIT assets acquired in December 2007 and the Chicago portfolio acquired in November 2007, we believe that there will be future cost savings utilizing our economies of scale through our management programs, policies, and initiatives across the REIT’s total of more than 25 million rentable square feet.

•

Rental revenue was $141.7 million during the first quarter of 2008, as compared to $69.0 million during the first quarter of 2007. This increase is the result of the additional properties acquired over the past 12 months.

•

Net operating income (NOI) during the first quarter of 2008 was $77.1 million, as compared to $41.0 million for the same quarter one year ago. The quarter-over-quarter increase was driven primarily by increased revenues, though offset in part by increased property operating expenses partially due to increased winter costs incurred in many properties located in the northern climates.

•

Funds from operations (FFO) for the first quarter of 2008 was $27.3 million, as compared to $25.4 million the same quarter one year ago. The increase in FFO was primarily a result of the additional properties acquired over the past 12 months.

Some numbers have been rounded for presentation purposes.

The Wanamaker Building

Philadelphia, PA

With more than 1.38 million rentable square feet, The Wanamaker Building is located in the Center City of Philadelphia, the city’s downtown area. This historic property is a 12-story, mixed-use building with Macy’s occupying the first three floors. We acquired a 60 percent interest in this property in December 2007, as part of the IPC US REIT transaction.

The Department of Education renewed its 42,300-square-foot lease for an additional two years in the first quarter of 2008. Also in this quarter, a new lease with Digitas was signed for 53,200 square feet of office space. The lease calls for an 11-year term, with an average rental rate of $26.39, which is higher than the average rents of $23 per square foot in the Philadelphia metropolitan office market, according to Property & Portfolio Research, Inc. (PPR).

1650 Arch Street

Philadelphia, PA

Acquired in December 2007 as part of the IPC US REIT transaction, 1650 Arch Street is a 27-story office tower with 553,000 rentable square feet located in the central business district of Philadelphia. This asset is situated near the Southeastern Pennsylvania Transportation Authority rail hub, as well as museums, cultural centers, and banks.

During the first quarter of 2008, the Environmental Protection Agency renewed its lease for five years. The lease renewal totals 304,300 square feet, which signifies approximately 55 percent of the total building square footage. PPR states that the Philadelphia metropolitan office market has been fairly stable over the last year, with occupancy rates at 85.7 percent for the first quarter, compared to 86.1 percent a year ago.

Philadelphia, PA

Philadelphia’s downtown area is seeing a benefit with the expansion and renovation of the convention center, along with the revitalization of City Center, according to a report by Cushman & Wakefield. The report cites that Philadelphia has seen an influx of visitors and convention goers, thus creating a need for more hotel space. Several office buildings are undergoing conversions into hotels, causing a tightening of supply in available office space.

Research firm PPR reports that employment has grown in the Philadelphia area year over year as of the first quarter of 2008, adding 14,800 new jobs. With 14 Fortune 500 companies calling the Philadelphia metropolitan area home, including Comcast, SunGard Data Systems, and Campbell Soup, PPR cites that the information, professional, and business sectors saw the strongest growth in employment. However, with the many colleges and universities in the area, such as the University of Pennsylvania, as well as health care companies such as Merck, the education and health services sectors hold the largest concentration of jobs in the area, according to PPR.

Bank of America Plaza

Las Vegas, NV

Bank of America Plaza, located in Las Vegas’ central business district, is a 16-story building, featuring 256,000 rentable square feet. The property is situated between the Lloyd D. George Federal Courthouse and the Clark County Regional Justice Center. The asset is also in proximity to Fremont Street, the well-known area off of the Las Vegas strip that houses live entertainment, casinos, and restaurants.

In the first quarter of 2008, RSM McGladrey signed a five-year lease renewal for 15,500 square feet at the Bank of America Plaza.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)	3 mos. ended Mar. 31, 2008	3 mos. ended Mar. 31, 2007
Rental revenue	$141,688	$69,003

Expenses
Property operating expenses	39,862	15,682
Interest expense	48,560	22,586
Real estate taxes	20,244	10,242
Property management fees	4,467	2,070
Asset management fees	6,835	3,273
General and administrative	1,062	526
Depreciation and amortization	66,732	31,673
Total expenses	187,762	86,052

Interest income	2,024	3,055
Gain on sale of assets	185	—
Loss before income taxes, minority interest, and equity in earnings of investments	(43,865)	(13,994)

Provisions for income taxes	(229)	—
Minority interest	286	—
Equity in earnings of investments	600	1,310
Loss from continuing operations	(43,208)	(12,684)

Discontinued operations:
Income (loss) from discontinued operations	(567)	2,027
Gain on sale of discontinued operations	7,334	—
Income from discontinued operations	6,767	2,027

Net loss	$(36,441)	$(10,657)

Basic and diluted weighted average shares outstanding	210,474,969	131,999,918

Basic and diluted net income (loss) per share:
Continuing operations	(0.20)	(0.10)
Discontinued operations	0.03	0.02
Basic and diluted loss per share	$(0.17)	$(0.08)

Reconciliation of Net Income to Funds From Operations

(in thousands)
Net loss	$(36,441)	$(10,657)

Real estate depreciation(1)	39,110	18,440
Real estate amortization(1)	31,980	17,648
Gain on sale of depreciable real estate (2)	(7,334)	—
Funds from operations (FFO)(3)	$27,315	$25,431

Weighted average shares	210,475	132,000

(1)

This represents the depreciation and amortization expense of the properties we consolidated and our share of depreciation and amortization expense of the properties we account for under the equity method of accounting. The expenses of our unconsolidated interests are reflected in our equity in earnings of investments.

(2)	This represents the gain on the sale of 9100 Mineral Circle, which was sold in February 2008.

(3)

FFO is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income, as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The accompanying unaudited, consolidated financial statements do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of March 31, 2007, and March 31, 2008, and our unaudited consolidated results of operations and cash flows for the periods ended March 31, 2007, and March 31, 2008. A copy of the Company’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Company at its corporate headquarters.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)	Mar. 31, 2008	Dec. 31, 2007
Assets
Real estate
Land	$516,042	$514,520
Buildings, net	3,341,067	3,359,152
Real estate under development	8,031	7,038
Total real estate	3,865,140	3,880,710

Cash and cash equivalents	32,214	94,947
Restricted cash	254,690	229,803
Accounts receivable, net	51,806	48,030
Receivables from related parties	1,088	1,023
Prepaid expenses and other assets	19,416	10,244
Goodwill	19,785	19,922
Investments in unconsolidated entities	201,048	203,212
Deferred financing fees, net	40,407	42,668
Notes receivable	13,854	13,854
Lease intangibles, net	595,989	627,714
Total assets	$5,095,437	$5,172,127

Liabilities and stockholders’ equity

Liabilities
Notes payable	$3,119,403	$3,198,143
Accounts payable	6,119	7,889
Payables to related parties	7,892	8,190
Acquired below-market leases, net	168,470	175,589
Distributions payable	11,502	10,951
Accrued liabilities	117,839	126,789
Convertible debentures	90,149	91,180
Subscriptions for common stock	—	2,984
Deferred tax liabilities	3,743	3,869
Other liabilities	28,180	22,897
Total liabilities	3,553,297	3,648,481

Commitments and contingencies

Minority interest	17,628	18,049
Stockholders’ equity
Preferred stock, $.0001 par value per share; 17,500,000 shares authorized, none outstanding	—	—
Convertible stock, $.0001 par value per share; 1,000 shares authorized, 1,000 shares issued and outstanding	—	—
Common stock, $.0001 par value per share; 382,499,000 shares authorized, 215,965,288 and 205,562,785 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	22	21
Additional paid-in capital	1,929,217	1,834,477
Cumulative distributions and net loss	(397,068)	(327,527)
Accumulated other comprehensive loss	(7,659)	(1,374)
Total stockholders’ equity	1,524,512	1,505,597
Total liabilities and stockholders’ equity	$5,095,437	$5,172,127

Consolidated Statements of Cash Flows

(in thousands)	3 mos. ended Mar. 31, 2008	3 mos. ended Mar. 31, 2007
Cash flows from operating activities
Net loss	$(36,441)	$(10,657)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities:
Minority interest	(286)	—
Gain on sale of assets	(185)	—
Gain on sale of discontinued operations	(7,334)	—
Depreciation and amortization	68,743	32,500
Equity in earnings of investments	(600)	(1,310)
Distributions from investments	600	1,310
Change in accounts receivable	(3,777)	(4,136)
Change in prepaid expenses and other assets	(10,036)	(3,321)
Change in lease intangibles	(2,251)	(1,485)
Change in accounts payable	(1,769)	589
Change in accrued liabilities	(17,351)	(1,074)
Change in payables to related parties	630	(210)
Cash (used in) provided by operating activities	(10,057)	12,206

Cash flows from investing activities
Return of investments	2,164	1,341
Purchases of real estate	(32,841)	(3,064)
Escrow deposits and pre-acquisition costs on real estate to be acquired	1,032	125
Capital expenditures for real estate	(9,450)	(6,732)
Proceeds from sale of discontinued operations	26,544	—
Proceeds from sale of assets	260	—
Change in restricted cash	(27,871)	8,383
Cash (used in) provided by investing activities	(40,162)	53

Cash flows from financing activities
Payments on notes payable	(78,912)	(601)
Payments on capital lease obligations	(15)	—
Issuance of common and convertible stock	91,822	247,128
Redemptions of common stock	—	(2,708)
Offering costs	(7,655)	(23,819)
Distributions	(15,730)	(11,092)
Conversion of debentures	(1,031)	—
Change in subscriptions for common stock	(2,984)	1,747
Change in subscription cash received	2,984	(1,776)
Change in payables to related parties	(993)	3,203
Cash (used in) provided by financing activities	(12,514)	212,082

Net change in cash and cash equivalents	(62,733)	224,341
Cash and cash equivalents at beginning of period	94,947	124,948
Cash and cash equivalents at end of period	$32,214	$349,289

Net Operating Income (NOI)

(in thousands)	3 mos. ended Mar. 31, 2008	3 mos. ended Mar. 31, 2007
Rental revenue	$141,688	$69,003
Operating expenses
Property operating expenses	39,862	15,682
Real estate taxes	20,244	10,242
Property management fees	4,467	2,070
Total operating expenses	64,573	27,994
Net operating income	$77,115	$41,009
Reconciliation to net loss
Net operating income	$77,115	$41,009

Less: Depreciation and amortization	(66,732)	(31,673)
General and administrative expense	(1,062)	(526)
Interest expense	(48,560)	(22,586)
Asset management fees	(6,835)	(3,273)
Minority interest	286	—
Provision for income taxes	(229)	—
Add: Interest income	2,024	3,055
Gain on sale of assets	185	—
Gain (loss) from discontinued operations	(567)	2,027
Gain on sale of discontinued operations	7,334	—
Equity in earnings of investments	600	1,310
Net loss	$(36,441)	$(10,657)

Net operating income (NOI), a non-GAAP financial measure, is defined as net income, computed in accordance with GAAP, generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization, equity in earnings of investments, minority interests, income taxes, discontinued operations, and the gain on sale of assets. Management believes that NOI provides the investor with an accurate measure of the Company’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of NOI to GAAP net income has been provided.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard REIT I, Inc. and our subsidiaries (which may be referred to as the “REIT,” the “Company,” “we,” “us,” or “our”), our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our investors in the future, and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

These forward-looking statements are subject to various risks and uncertainties, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, that could cause our actual results to differ materially from those projected in any forward-looking statement we make. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event or otherwise.

One & Two Eldridge Place

Houston, TX

Situated 16 miles west of downtown, One & Two Eldridge Place consists of two adjoining office towers located in Houston’s Energy Corridor submarket, an area which has a high concentration of major international energy companies.

In this quarter, J. Ray McDermott executed a 20,400-square-foot expansion, while Canatxx signed an early lease renewal for 11,000 square feet. As of March 31, 2008, One & Two Eldridge Place was 99 percent leased.

Three Eldridge Place

Houston, TX

In March, the REIT announced its plan to develop and commence construction on Three Eldridge Place, a 13-story, 303,000-square-foot, institutional-quality property to be located in the Energy Corridor submarket of Houston. The property will be built immediately adjacent to One and Two Eldridge Place. (See above.)

Three Eldridge Place represents the final phase of the Eldridge Place office park. The REIT anticipates that this office development will attract new tenants and also accommodate the expansion requirements of tenants in One and Two Eldridge Place.

FIRST-CLASS MAIL
15601 Dallas Parkway, Suite 600	US POSTAGE
Addison, TX 75001	PAID
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PERMIT NO. 36
Date Published 07/08 • IN • 206925
© 2008 Behringer Harvard

2008

Q1

FIRST QUARTER REPORT SUMMARY

behringerharvard.com